Exhibit 99.1

For Release

CONTACTS:

Lynn Schroeder	Randy Bresee	Kristyn Hutzell
Investor Relations	CFO	The Global Consulting Group
831-427-7399	831-427-7261	925-946-9392
lynnsc@tarantella.com	randy@tarantella.com	kristyn.hutzell@hfgcg.com

Tarantella, Inc. Cancels Today’s Announcement of Fiscal 2003 Third Quarter Results

Santa Cruz, CA (August 19, 2003) – Tarantella, Inc. (Nasdaq: TTLA) today announced that the Company will not be holding a conference call at 1:45 PM (PDT) today as previously announced and will at 2:00 PM be officially out of compliance with SEC regulations for timely filing of financial documents, specifically, forms 8KA and 10Q for the third fiscal quarter of 2003.

The Company is evaluating the extent to which any corrections to its financial statements will be required. Once the company has completed its analysis, the Company’s independent accountants will need to complete their review of the financial statements.

The Company will make further announcements on the timing of the release of financial statements for the third quarter of FY2003 when more details are available.

About Tarantella, Inc.

Tarantella is a leading provider of secure, application access and management software that enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gaps between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at http://www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.